U.S. SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
___________

FORM 10-SB12 (g)A
Amendment No. 4
___________

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS

Under Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

Peer Review Mediation and Arbitration, Inc .
(Name of Small Business Issuer in its charter)

Florida	65-1126951
(State of Incorporation)	IRS Employer Identification Number

1450 S. Dixie Highway, Suite 201
Boca Raton, Florida 33432
(Address and Zip Code of principal executive offices)

(561) 347-1178 [x202]
(Issuer's telephone number)

Copies to:
Brooks Law Firm, PA
1201 Brickell Ave. Ste. 230
Miami, Florida 33131
Tel. (305) 373-0901

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be registered	Name of each exchange on which Each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 Par Value

(Title of Class)

FORWARD LOOKING STATEMENTS

This Form 10-SB contains forward-looking statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However there may be events in the future that we are unable to accurately predict or control. Those events as well as any cautionary language in this registration statement provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in this Form 10-SB could have a material adverse effect on our business, operating results and financial condition, control, including, among others, seasonal aspects.

We are filing this Registration Statement on Form 10-SB, or Registration Statement, with the Securities and Exchange Commission (the SEC), in order to become a reporting company under the Securities Exchange Act of 1934, as amended. Once this Registration Statement becomes effective under the Exchange Act, we will be obligated to file periodic reports under the Exchange Act.

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

Overview and Corporate History

Peer Review Mediation and Arbitration, Inc., (“Peer Review“, “PRMA”, “We”, “Our” or the “Company”) was organized under the laws of the State of Florida on April 16, 2001. We have been conducting business operations ever since, primarily focused on the creation and continual development of our proprietary Private Network Application (“PNA”) which allows direct access to our Peer Review Data Archival resource via our Peer Reviewboard.com Internet web site.

On February 11, 2005, Peer Review acquired all of the outstanding common shares of Independent Review, Inc. (“IRI”), Texas corporation, in exchange for 75,000 unregistered shares of our Common Stock. IRI is engaged in providing medical case reviews to the Texas Insurance Commission, pursuant to a license from the State of Texas.

Glossary

Chart Review: is the review of patient's chart notes and other medical reports are used to help render objective evaluation of medical necessity or opinions to peer review processes.

Litigation Support: litigation support provides the attorney with the information needed to thoroughly understand a medical case and also supplies the attorney with medical expertise to litigate a case.

Medical peer review: is the process by which a committee of physicians investigates the medical care rendered in order to determine whether accepted standards of care have been met. A Medical Peer Review is meant to provide independent medical opinions conducted by an objective group of physicians and relevant medical staff that quickly resolve complex problems that hospitals, physicians and insurance carriers face. They are often used to help solve systems problems endemic to healthcare institutions and thereby reduce legal liability associated with them. The review of chart notes and other medical reports are used to help render objective written opinions.

Patient's Bill of Rights: is a statement of the rights to which patients deserve as recipients of medical care. Typically, a statement articulates the positive rights which doctors and hospitals ought to provide patients, thereby providing information, offering fair treatment, and granting them autonomy over medical decisions, The eight areas of consumer rights and responsibilities adopted by the President's Advisory Commission on Consumer Protection and Quality in the Health Care Industry in 1998 [1].

Peer review: is a process used for checking the work performed by one's equals (peers) to ensure it meets specific criteria. Peer review is used in working groups for many professional occupations because it is thought that peers can identify each other's errors quickly and easily, speeding up the time that it takes for mistakes to be identified and corrected.

Peer Evaluation: - A team is a small group of people with complementary skills who are committed to a common purpose, performance goals, and an approach for which they hold themselves mutually accountable.

Quality Review Programs: is a quality assurance process that a healthcare provider or payor may institute to insure compliance to standards or standard procedure.

Utilization Review: - Utilization Review is the review of how certain medical services are requested and performed. The review typically involved pre-review, or pre-authorization; concurrent review, or inpatient evaluation of care and needs; and retrospective review, or the larger historical picture of how physicians, labs, or hospitals handle their patient populations. Most HMOs have written standards for what items are reviewed, and what might be considered appropriate for amount, time, and sources of evaluation and treatment. An independent review organization will also perform utilization review functions. Utilization Review may be performed by the HMO or insurer itself, or it may be contracted out to either a third party review specialist or to the hospital/lab/etc. providing the service. Most frequently, nurses are employed to conduct the actual review. In all cases, the review examines medical records to see if the patient was given an economical level of care consistent with their needs and the past needs of similarly-afflicted patients.

Principal Service and Markets:

Our service enables subscribers, Attorneys, Insurance Claims Agents, Healthcare Providers and Consumers, the ability to efficiently search and engage medical experts for a variety of medical consulting projects. PRMA maintains a network of independent physicians as members of its Peer Review Board, available to assist in areas such as:

•	Expert medical opinions and testimony
•	Legal case evaluation and strategy
•	Assessment of damages
•	Case valuation

•	Medical peer review and chart review
•	Independent medical review
•	Quality and utilization review
•	Medical case management
•	Medical second opinion

Healthcare spending is the fastest growing segment of the country's GNP hitting $1.3 Trillion in 2001. (Ten Trends Affecting American Healthcare, October 18,2002, Marvin J. Cetron, Ph.D.).

Federal and State Mandates are directing managed care providers and insurance companies to dramatically step up their quality review programs. Insurance companies, attorneys, doctors and other health care providers are seeking ways to minimize their risk by increasing protection of their business interests, assets and clients. Add to this equation, claims paid by casualty insurance carriers and it is obvious that an enormous demand exists for quality peer review assistance and medical litigation support from reputable medical experts.

PRMA will initially focus its attention on defense and plaintiff's attorneys, insurance companies, managed care organizations, hospitals and nursing homes as its primary Subscribers. For personal injury attorneys, increased profitability means more efficient caseload management. With the litigation support provided by PRMA board members, attorneys can achieve their goals of quickly eliminating non-meritorious cases (those cases that, because they have very little probability of receiving a positive verdict, the attorney will NOT be compensated) and expediting settlement of meritorious cases. By settling a case as soon as possible, an attorney saves time and money while creating the opportunity to handle a larger caseload. An effective and efficient search for medical experts that specifically matches the unique needs of the case will also strengthen the case for the attorney's client. Plaintiff's attorneys routinely obtain medical expert reviews as quickly as possible when taking on a new case to determine the validity of a case and to allow a successful disposition in the shortest time possible.

Insurance companies can rely on PRMA services in an increasingly diverse manner including quality and utilization review, quality oversight, medical case management and peer evaluation. In matters pertaining to treatment decisions being evaluated by the Peer Review Organization (PRO), the insurance company or health care provider will be able to easily obtain impartial, objective third-party support and expert medical testimony from members of our Peer Review Board. PRMA provides its clients with valid, reliable and credible defense assisting them in reaching their desired outcome. In the ever-increasing litigious environment surrounding the healthcare and insurance industries, Peer Review Mediation and Arbitration offers an essential resource for attorneys, insurance companies and other health professionals.

Litigation Support:

Lawyers representing plaintiffs or defense rely upon litigation support of medical expert testimony for medical cases. Peer Review provides such litigation support through having medical experts available to review medical records, analyze and evaluate medical and administrative events, identify causation, address standard of care, evaluate case strengths and weaknesses, develop deposition strategy and questions, and provide testimony to articulate issues to a judge or jury.

Development over last 3 years

Peer Review Mediation & Arbitration, Inc., was founded on April 16, 2001 as a Florida corporation. The Company has not ever sought credit protection from bankruptcy, receivership or similar proceeding. On February 11, 2005, Peer Review acquired all of the outstanding common shares of Independent Review, Inc. (“IRI”), Texas corporation, in exchange for 75,000 unregistered shares of our Common Stock. Our only source of revenues is through our subsidiary IRI, providing medical review under the guidance of the Texas Department of Insurance. Other than the acquisition of IRI, Peer Review has had no other material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Over the past three years, PRMA’s continued process of development has included: (a) Direct marketing to increase our panel of Professionals: Using physician databases that we purchase, we are able to screen physicians throughout the country. From this large pool, we further filter through parameters of location, licensure, and medical specialty. These criteria will yield a short list of candidates. To this list we will send formal invitations to join our Panel. Candidates, who respond to our direct marketing, begin a process of information and knowledge exchange. If the candidate is interested in joining our list of medical experts, after our initial conversation, they make application and accept our terms and conditions to employment via our secure web portal. After our review of the application, the physician is given a user login to their personal space and account. This personal space is used to consolidate communication and work with our company. At this point they are ready to upload, enter, email or fax their complete curriculum vita to use or the system.

Our business plan is structured around our subscriber clients being able to use this information for finding the best-qualified physician for work assignments; (b) Developing our marketing plan that includes sales techniques, procedures and materials: We have spent a great deal of our time researching the market for our services. We have been developing our sales presentations tailored to specific industry and employee needs. This has included client contact materials, such as brochures and pamphlets; (c) Continued Software and technology development: Our second largest endeavor over the past three years has been our enterprise software development. This enterprise system and it’s sub assemblies (other software) aggregates all of our business process, employees, physician consultants, shareholders, clients, web portals and all required documents and tools to one ever evolving desk top. This “desk top” view is determined by the user or individual need and authority. In our opinion, this is a cutting edge development using the latest software tools and techniques; (d) Hiring and training new employees; (e) Seeking acquisition candidates; (f) Completing the acquisition of IRI: The acquisition of IRI has given us practical experience and is directing the development of our Case Management system. It is also why our customer base has expanded and become more diverse. PRMA has had no appreciable revenues excluding a few “test” attorneys’ clients. This acquisition took almost two years to complete, reorganize, and get running properly. Currently, we have had limited revenues and operating at a deficit, but have not had to file for bankruptcy or have a receivership.

Distribution of Products and Services—Market Segmentation

Our market breaks down in three different areas and with three revenue components: (a) Medical Review Support and Litigation Support Consultation, Case strategy, Expert Opinion and Testimony. This market segment further breaks down to two of our services, namely providing services to Personal Injury Plaintiffs and Defense of Liability Payors; (b) Medical Review Support to Healthcare Payors (Healthcare Insurance Companies, Hospitals, Nursing Homes, etc.); and, (c) Statuary Review for state governments.

State Licensing

Any entity can call themselves an independent review organization (“IRO”), external review Organization and/or a utilization review agent. However, registration or certification is required in many states in order to be eligible for assignment of statutory or regulatory work from government agencies (i.e. state departments of insurance.

In the state of Texas, our subsidiary IRI has been registered by the Texas Department of Insurance since 1999 to the present for statutory work for review of medical necessity denials by private insurance carriers for the state (registration #05055).. In Arkansas, from January 01, 2005 till December 31, 2006, IRI was registered for external review of medical cases denied by insurance carriers. IRI was never able to secure any business within the State of Arkansas. The Company’s IRI division applied for licensure in Arkansas, but unlike Texas, their system and the assignment of cases is driven by insurance carrier choice. At this time, the Company has not sought to hire an area representative to negotiate with insurance carriers, and has opted to allow the license to lapse. The Company may make new application to Arkansas sometime at a later date.

(a) Legal Consulting

With numerous law firms across the United States specializing in personal injury, there is a significant market segment of the legal industry ideal for Peer Review Mediation and Arbitration. When a personal injury case is brought to an attorney, that attorney must evaluate liability and causation. He or she must assess damages, place a value on the case, determine the case strategy and obtain expert medical reports. The attorney must also review and organize medical records, interrogatories and depositions, as well as any necessary medical research. Medical experts are used for legal support by both the plaintiff and the defense. When there is a group of attorneys acting on the behalf of the plaintiff, one will find a like group, acting in a similar manner on behalf of the defense. This means that Peer Review offers a valuable service necessary and applicable to both sides in a litigation case maximizing the Company's market potential within the legal community. Casualty insurance companies provide coverage that pays the medical and hospital bills as well as whatever a court might award (up to the limits of the coverage) for someone injured in a situation that a court might regard as negligent in nature, by their client. In these instances, the insurance company would have needs similar to defense attorneys.

An attorney for the plaintiff in many states, must file an "affidavit of merit", attesting that the attorney has obtained a written opinion of a physician who finds the plaintiff's claim to have merit. PRMA seeks to provide a subscriber with thousands of qualified medical experts to serve and expedite this process. Medical experts, in assessing damages and valuing cases, ensure that the attorneys from both sides approach negotiations with a true understanding of the case's settlement value. Experienced experts know what influences insurance companies to settle and, through case evaluation, can help develop case strategy, presentations and materials designed to produce a quick settlement. After in-house survey with our medical experts, we believe medical physicians and expert will often charge from $300 to $700 per hour for case evaluations, to review all the records and render an opinion. Another informal survey of Attorneys has indicated that they may have to interview as many as twenty-five experts before finding two or three willing to testify for their position. Complex cases often require several expert witnesses. PRMA enables subscribers to avoid the typical hit or miss process of locating appropriate and credible medical experts to evaluate and ultimately testify for their case. These surveyed Attorneys also desire greater efficiencies in this process to achieve their overall financial goals. PRMA helps its subscribers to reduce the time and effort necessary in these types of cases, creating a far more cost-effective process. PRMA facilitates an advanced search methodology allowing attorneys to rapidly identify a number of potential medical experts from the Peer Review Board with wide ranging specialties, backgrounds and expertise. For a law firm specializing in personal injury, more efficient caseload management means increased profitability. For other law firms representing clients typically on the defense, a deeper reservoir of medical experts will reduce their liabilities and payouts.

(b) Medical Review

In another informal survey of Providers, insurance companies, Managed Care Organizations (such as HMOs and PPOs), Hospitals, nursing homes and other health care providers have indicated that they are becoming increasingly dependent on objective third-party support for medical decision-making, peer evaluation, quality assurance, utilization review, case management, quality oversight, as well as in litigation cases requiring case valuations and expert testimony. Peer Review Mediation and Arbitration assists insurers and health care companies achieve their goal of assuring their members, patients and the public of delivering proper and necessary health care without quality compromise. This has become a critical foundation for continued business for all health care providers, but especially for HMOs and insurers as legislation supporting a Patients' Bill of Rights is passed in various states, and soon to be enacted at the national level.

Peer Review Board Members are ideal for developing and monitoring quality assurance programs for a variety of health care entities. Standards for quality review for health plans and Medicare providers intensify every year, necessitating the assistance of independent, objective specialists external to the organization. PRMA is especially beneficial to managed care organizations, hospitals and nursing homes undergoing utilization review and case evaluations brought before the Peer Review Organization. The Peer Review Organization (PRO) program is administered by the Health Care Financing Administration (the branch of the federal government that administers Medicare and Medicaid) and is designed to monitor and improve utilization and quality of health care for Medicare beneficiaries. Their mission is to ensure the quality, effectiveness, efficiency, and economy of health care services provided. The PRO responds to quality of care complaints from consumers and appeals filed if an insurance company denies a service, or terminates, or refuses to pay for a service that the insured believes should be covered.

When an HMO, for example, is being investigated for quality of care concerns or is defending a medical decision, the HMO can obtain documentation, develop supportive defense and locate appropriate medical expert witnesses, independent from the organization, to back up their cases. The appeal process allows insurance companies to demonstrate why a treatment may not be medically necessary or appropriate. Peer Review Mediation and Arbitration can play an invaluable role by extending third party, objective corroboration. Another one of PRO's many objectives is to improve the quality of healthcare services to ensure routine delivery of high-quality medical care. With this being a prominent objective, PRMA can also be tapped by health care providers to assist in development of quality improvement programs. Publicizing their achievements in quality improvements and their association with Peer Review Mediation and Arbitration, health care providers gain enhanced credibility, public support and patient confidence, leading to improved sales and customer loyalty, so critical to long-term viability in the market place. Peer Review Mediation and Arbitration offers a unique opportunity for hospitals, insurance companies and other health care providers to differentiate themselves in their respective markets while achieving greater cost efficiencies and positively impacting corporate goals.

Process Physicians become member/ terms of agreement

The process by which independent physicians become members of our Peer Review Board, consist of: An invitation is sent to select medical professionals by direct mail, e-mail or fax with information about the industry, advantages of participating in PRMA panel of specialists and potential income opportunities. As they reply to the invitation by calling us, a PRMA coordinator explains further how the process works and acquires necessary information to initiate the intake process. The medical professional is then instructed to complete an application. Once his application has been reviewed and accepted. He or she is then asked to send their curriculum vitae to us by means of fax, e-mail or submission through our website. Once the curriculum is received, it is promptly input into our platform and then verified and confirmed by the medical professional who sent it by accessing his private space on our website. Once confirmed, the curriculum becomes available in our search system so subscribers can find it. The whole process is managed by our proprietary enterprise software, which determines the status of each applicant and controls the workflow, guiding actions to be taken by coordinators and the system. These actions include automate response and reminders by fax or e-mail, schedule of phone calls, among others.

Competitive Position

Any entity can state that they are an independent review organization (“IRO”). However, registration or certification is required in order to be eligible for assignment of statutory or regulatory work from government agencies (i.e. state departments of insurance). Licensing is only required for companies who wish to work for the State Dept of Insurance. There is no licensing requirements to do Commercial (for attorneys or insurance companies) or Private (individual consumers) payer work for medical review. Peer Review seeks to be a registered or certified IRO in the states it conducts business. To date, the Company does not rate itself anywhere within its industry among competiting companies. Many companies within the medical expert industry are larger, more established and better capitalized. Peer Review has marginal sales, net losses and limited funds for marketing. The company’s competitors fall into three different categories: (a) Directories of Experts. Directories are maintained by several organizations and service companies, e.g. West Law, Lexus Nexus, Seek, America Medical Association, and other online providers; (b) Referral Services. Almost any employment agency can handle search and recruitment of a part time medical consultant. There are numerous companies specializing in the medical placement field. (c) Sole Service Providers. These companies are similar to Peer Review’s IRI division, in that it maintains their own panel of providers or employees and they decide who to assign require work. A search in Dunn and Bradstreet will reveal about 350 different companies.

Peer Review believes its platform and business plan will offer a competitive advantage over these competitors in the future. The Company plan is to meld together the advantages of the several types of competitors, and infusing it with a new collaborate technology. Like directories, Peer Review has a vast panel representing many medical specialties and geographic locations. But unlike Directories, we maintain vast amount of information about our physicians, with a searchable Data Archive of their complete curriculum vita. The disadvantage of directory or Referral Service is that the client must expend a lot of effort to screen through physicians and contact the physician directly. Peer Review’s customer relations process handles the communication and determines which of the chosen professionals are interested in the work assignment. PRMA methods allow the Client to search; review and chose a “short” list of qualified Physicians and send a request for proposal to the list. Physicians can review case details and if interested, responds with a quote for services. To our knowledge and unlike all the competitors in the industry, Peer Review expects to offer an advantageous case management system, where the client can identify case parties, documents, authorities to upload and/or view documents, and request documents from others.

Dependence on Major Customer:

Our current customer base includes many individual insurance companies that are governed by the Texas Department of Insurance, Texas Department of Workmen Compensation, United State Department of Justice and a few attorneys. Although no one customer makes up a significant percentage of our business, in agate, business regulated by The State of Texas make up over seventy-five percent of our current business revenue.

Fee Structure

Peer Review’s business model anticipates the following fee structure as indicated as estimates; only, actual fees for service are determined on a case-by-case basis.
(a) Attorney Subscriber Fees: Base Technology Fee $1,200.00 an year, which can be divided in monthly payments of $100 as a minimum fee, allowing the subscriber two case per month. b) Legal Reviews: Professional fees are estimated $1,000.00 minimum per case.
(c ) Insurance Case Fees: Flat Rate Technology fee of $175.00 per case
(d) Medical Quality Reviews: Professional fees are estimated $850.00 minimum per case
(e) Statutory Reviews: $650.00 per case or as set by Law

Intellectual Property and Patents

We have no patents pending but maintain strong Intellectual Property controls. All employees are subject to a Non-Disclosure and Intellectual Property and Ownership Agreement.

Government Regulation

Our services do not require us to be licensed under federal or state law as a provider,

Research and Development Activities

Product and development costs consist of the costs to develop and operate our technology platform’s application and transaction database and are expensed as incurred. For the fiscal year end December 31, 2006 and nine months ending September 30 , 2007 we incurred no expenses for research or product development.

Effect of Environmental Laws

Environmental laws do not affect Peer Review.

Employees

As of September 30, 2007, we had 10 full time employees, none of whom are represented by a labor union. We consider our employee relations to be satisfactory.

Reports to Security Holders

We are voluntarily submitting this Form 10 SB registration statement under the Securities Act of 1934, as amended, (“the “Act”) to qualify as a reporting entity under the Act; primarily for the purposes of enhancing our ability to attract additional management personnel, potential private and institutional investors, and our anticipated continual search for viable business entities as possible future acquisition targets

Available information:

Once we become a reporting company under the Exchange Act, any person or entity may read and copy our reports with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Room by calling the SEC toll free at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov where reports, proxies and informational statements on public companies may be viewed by the public.

Item 1A. RISKS ASSOCIATED WITH OUR BUSINESS

The Risk and other factors set forth in this Registration Statement, as well as any other cautionary language in this report, provide examples of risks, uncertainties and events, which may cause our actual results to differ materially from the expectations we described in our forward-looking statements. We do not undertake any obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition to the other information in this report, the following risks should be considered carefully in evaluating our business and prospects:

WE HAVE HAD LIMITED PRODUCT SALES, A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE INCEPTION.

We have had limited sales of our products to date. We incurred net losses of ($1,400,209) during the year ended December 31, 2006 and ($1,007,522) for the nine months ending September 30, 2007. We expect to incur substantial additional operating losses in the future. During the year ended December 31, 2006 and the nine months ending September 30, 2007, we generated revenues from product sales in the amounts of approximately $79,445 and $99,356, respectively. We cannot assure you that we will continue to generate revenues from operations or achieve profitability in the near future or at all.

WE HAVE A WORKING CAPITAL LOSS, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2007 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES.

We had a working capital deficit of $2,240,779 at September 30, 2007, the amount current liabilities exceeded current assets on September 30. Current assets are assets that are expected to be converted to cash or otherwise utilized within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2007 were not sufficient to satisfy all of our current liabilities on that date.

THE REPORT OF OUR INDEPENDENT AUDITORS CONTAINS AN EXPLANATORY PARAGRAPH RELATING TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In its report dated June 12, 2007, our auditor Ronald R. Chadwick, P.C. explained that there is substantial doubt about our ability to continue as a going concern. Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of nine months ending September 30, 2007, we had an accumulated deficit of ($8,475,026). Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have financed our operations since inception primarily through equity financings and we will continue to depend on external financing to fund our operations over the next several years. No assurances can be given that the additional capital necessary to meet our working capital needs or to sustain or expand our operations will be available in sufficient amounts or at all. Continuing our operations over the next twelve months is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern.

WE MAY NOT BE ABLE TO OBTAIN THE SIGNIFICANT FINANCING THAT WE NEED TO CONTINUE TO OPERATE.

We may not be able to obtain sufficient funds to continue to operate or implement our business plan. We estimate that we will need approximately $4 million to continue to operate over the next 12 months and implement our business plan. No assurances can be given that the additional capital necessary to fund operations and implement our business plan will be available in sufficient amounts or at all, in which case we may have to curtail our business plans, or in the worst case cease operations.

UNLESS WE CAN REVERSE OUR HISTORY OF LOSSES, WE WILL HAVE TO DISCONTINUE OPERATIONS.

If we are unable to achieve or sustain profitability, or if operating losses increase in the future, we may not be able to remain a viable company and may have to discontinue operations. We will need to generate significant revenues to achieve profitability and we may be unable to do so. We expect that our expenses will continue to increase and there is no guarantee that we will not experience operating losses and negative cash flow from operations for this fiscal year or for the foreseeable future. If we do not achieve or sustain profitability, then we may be unable to continue our operations.

OUR PRODUCTS ARE BASED UPON OUR NON-PATENTED PROPRIETARY TECHNOLOGY AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS.

Our service utilizes our non-patented proprietary platform we developed over several years. We employ various methods to protect our proprietary technology and information, including confidentiality and proprietary information agreements with vendors, employees, consultants and others. Despite these precautions, our or substantially equivalent technology or information may become known to, or be independently developed by, our competitors, or our proprietary rights in intellectual property may be challenged. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

WE WILL NEED SUBSTANTIAL FINANCING TO CONTINUE OUR OPERATIONS.

We currently have limited working capital, which will not be sufficient to attain our goals. Management is evaluating and formulating financing plans to enhance our ability to fund operations. Included among those methods being considered is filing a registration statement under the Securities Act of 1933, as amended, (the “Act” or “Securities Act”) to offer those shares to the public, or the registration of common shares underlying the Non-Employee Stock Options which we issued and sold 155,340 Purchase Options up till September 30, 2007nd intend to issue and sell additional Common Stock and Purchase Options in 2007 and 2008, to accredited investors. We may also need additional funding which may not be available when needed. However, if we issue additional securities, you may experience significant dilution of your ownership interest and holders of these securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing.

WE FACE INDUSTRY COMPETITION FROM MORE ESTABLISHED COMPANIES.

 The case management, case utilization, expert opinion and testimony consulting business is presently a fragmented industry with many small organizations providing experts on a local or regional basis. Our services are being offered through our interactive technology and data archive, with no history of successful operations.

GOVERNMENTAL REGULATION OF OUR PRODUCTS COULD INCREASE THE COST AND ADVERSELY AFFECT SALES.

As with all business entities including those specifically engaged in providing business-to-business services, as well as to and the general public, we are subject to a wide range of ever-changing Federal, state and local statutes, rules and regulations, including: the Act and Securities Act; Anti-Trust Laws; Labor Relations Laws; Federal and State Labor (Wage & Hour) Laws; the Americans With Disabilities Act, and the Occupational & Safety Health Administration (OSHA) and other government regulatory mandates. Currently, we are not hindered by federal or state regulation; only registration with a state to conduct medical reviews of insurance denials for the state in those states that require registration. However, governmental regulation could materially adversely affect our business, financial condition and results of operations.

THE LOSS OF OUR FOUNDER AND CHIEF EXECUTIVE OFFICER WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS AND PROSPECTS.

Our success is dependent on the efforts and abilities of our founder, Chief Executive Officer, and Chairman of the Board, Willis Hale. The loss of our founder could have a material adverse effect on our business and prospects. We carry life insurance on the CEO, Mr. Hale, of $250,000.

OUR MANAGEMENT HAS BROAD DISCRETION AND MAJORITY VOTING CONTROL.

Management has total discretion as to the methods and ultimately the securing and application of future working capital funding. Upon completion of this Registration, and for the foreseeable future, the voting control will remain with the present control shareholders.

IF WE CANNOT ATTRACT, RETAIN, MOTIVATE AND INTEGRATE ADDITIONAL SKILLED PERSONNEL, OUR ABILITY TO COMPETE WILL BE IMPAIRED.

Many of our current and potential competitors have more employees than we do. Our success depends in large part on our ability to attract, retain and motivate highly qualified management and technical personnel. We face intense competition for qualified personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. If we are unable to continue to employ our key personnel or to attract and retain qualified personnel in the future, our ability to successfully execute our business plan will be jeopardized and our growth will be inhibited.

OUR OFFICERS AND DIRECTORS ARE INDEMNIFIED AGAINST CERTAIN LOSSES, AND WE DO NOT CARRY OFFICER & DIRECTOR INSURANCE, SO WE MAY BE EXPOSED TO COSTS ASSOCIATED WITH LITIGATION.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional un-reimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, SHAREHOLDERS WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares.

OUR COMMON STOCK HAS NEVER TRADED, AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

Presently there is no public trading market for any securities issued by us. No representations are made, intended, nor should any be implied, that an active public trading market for any of our securities will ever develop or, if developed, would continue for any specific length of time. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market of the Company’s common stock in any market that may develop.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

GENERAL

Peer Review Mediation And Arbitration, Inc., offers independent advisory and support services to insurance, healthcare companies, attorneys and consumers. Clients may assemble a panel of experts for medical case management, quality review, and legal case evaluation. Over the past 6 years our medical and computer experts have brought together software technology in order to create our proprietary technology platform. Our service gives subscribers the ability to efficiently gain relevant input and information regarding specific medical cases, obtain detailed analysis and reports, and gather corroborating evidence in support of many matters relating to dispute resolution, personal injury and medical malpractice.

Management believes it has on hand at least three months of cash and cash equivalents available to fund its operations, before requiring to raise additional funds. Over the next twelve months the Company does not anticipate additional research & development expenses, but depending on its capital raising activities expects to purchase more computer terminals to augment a significant number of new personnel needed to be hired to implement its business plan.

Management believes that an anticipated public offering in the future would greatly affect short & long-term liquidity. Our greatest uncertainty is whether we can continue raising capital through the sale of our common stock under Regulation D of the Act, until we can generate positive cash flow. If we were not able to continue funding our operations by our current exempt offering would be a serious uncertainty for the Company. We have no current or planned material commitments for capital expenditures. Our Texas division IRI depends greatly on its client, the Division of Insurance of the State of Texas, for medical case review of insurance denials, the loss of that client would negatively affect the revenues of the company. We are working on gaining contracts with other State insurance divisions for medical review cases for our physicians, government contracts, insurance carriers and major personal injury law firms that would greatly increase our revenues. The Company has no losses that do not arise from actual business operations. The causes of the revenue changes between 2006 fiscal year to 2005 fiscal year, as well as the nine months of 2007 compared to nine months of 2006 are a result of fluctuations in sales from our Texas division IRI, and changes in the number of personnel that affects our expenses. The biggest risk or challenge to the Company is not being able to raise sufficient capital to fund our current business plans and or continue as a viable entity.

Management uses various financial and non-financial factors to determine if we are implementing our business plan objectives that are determined by job role or process. The following are the management, compliance and accountability points for the sales and work product process:

Quantity of outbound marketing materials
Number of inbound inquires
Number of follow-up marketing information
Number of phone or in-person marketing presentations
Number of industry and trade shows or meetings attended
Number of inquires initiated at trade or industry show or meeting
Number of successful presentation that result in new customer generation
Number of new customer cases entered into system by new and established customers
Number of professional searches
Timeliness of professionals' response to request for proposal (RFP) inquires
Professional time spent on document review during RFP process
Number of Professionals responses vs. Number of Request for Proposals to Professionals
Number of job assignments
After job assignment to Professional
Timeliness of Professional's response to work assigned
Timeliness of Professional's response to inquires regarding work assigned
Timeliness of Work Product completion
Draft Work product evaluation and questions generated
Work product accepted ratio without questions
Customer satisfaction with Work Product
Management, as determined by business process needs will establish other monitoring points.

RESULTS OF OPERATIONS

NINE MONTHS ENDING SEPTEMBER 30, 2007 COMPARED TO
NINE MONTHS ENDING SEPTEMBER 30, 2006

Revenues during the nine months ending September e 30, 2007 of $99,356 increased by $57,661, from $41,695 in the corresponding nine months ending September30, 2006 primarily resulting from a increase in fees from the IRI operation handling medical denied insurance cases for insurance companies under the guidance of the Texas Department of Insurance.

Selling, General and Administrative Expenses during the nine months ending September 30, 2007 of $1,075,755 decreased by $46,057 from $1,121,812 in the corresponding nine months ending September 30, 2006.  This decrease was primarily attributable to decreased personnel. Fees for expert reviewers, reported as a cost of sales, increased from $24,447 for the nine months ending September 30, 2006 to $58,594 for the nine months ending September 30, 2007 due to increased review activity.

The Selling, General and Administrative Expenses were broken up in the nine months ending September30, 2007, as $137,875 Physician Recruitment, $92,000 Administrative Expense, $76,750 Operational Expense, IT Maintenance, $170,225 Rent, $159,500 Officers & Directors Compensation, $137,500 Consulting fees, $67,550 telephone, $3,475 legal & professional fees, $19,975 utilities/maintenance, $11,375 office supplies, $4,450 licenses/permits, $6,000 advertising, and $189,080 miscellaneous fees.

Net loss to common shareholders was $(1,006,742) or $(0.12) per share for the nine months ending September 30, 2007 as compared to a net loss of $(1,114,979) or $(0.14) per share for the corresponding nine months ending September 30, 2006. The decrease in net loss is primarily attributable to a decrease in personnel.

Accumulated Deficit Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next few years unless the sales from our products and licensing efforts yield a sustainable income stream. As of September 30, 2007 our accumulated deficit was $(8,475,026).

YEAR ENDED DECEMBER 31, 2006 COMPARED
TO YEAR ENDED DECEMBER 31, 2005

REVENUES during the year ended in 2006 of $79,445 decreased by $63,909 from $143,354 in 2005 as a result of inefficiency, duplicated employees a slowdown of business derived from the State of Texas in PRMA subsidiary IRI, Inc.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES during the year ended December 31, 2006 of $ 1,412,128 decreased by $940,557 from $2,352,685 in 2005. This decrease was primarily attributable a consolidation of expense areas and a decrease of consultant expense for the parent company, PRMA. Fees for expert reviewers, reported as a cost of sales, decreased from $58,491 in 2005 to $53,176 in 2006 due to decreased review activity.

The Selling, General and Administrative Expenses was broken up in the year ending December 31, 2006, as $137,849 Physician Recruitment, $91,899 Administrative Expense, Operational Expense $76,583, IT Maintenance $254,432, Rent $238,286, Officers & Directors Compensation $180,000, Consulting fees $145,861, $17,571 telephone, $93,293 legal & professional fees, $57,684 utilities/maintenance, $13,351 office supplies, $15,015 licenses/permits, $15,072 advertising, and $75,242 miscellaneous fees.

NET LOSS TO COMMON SHAREHOLDERS was $(1,400,209) or $(0.18) per share for 2006 as compared to a net loss of $(2,282,179) or $(0.30) per share for 2005. The decrease in net loss is primarily attributable to a consolidation of expense areas and a decrease of consultant expense for the parent company, PRMA. When Peer Review acquired and later reorganized IRI, it consolidated expense areas, such as customer and technology support, accounting and other various general, administrative expense that were duplicated. The operational staff of IRI had been reduced to one employee from five with IRI.

ACCUMULATED DEFICIT. Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next few years unless the sales from our products and licensing efforts yield a sustainable income stream. As of December 31, 2006 our accumulated deficit was $(7,468,284).

LIQUIDITY AND FINANCIAL CONDITION

GENERAL

At September 30, 2007, cash and cash equivalents were $183,301. Total liabilities at September 30, 2007 were $2,426,680, consisting of current liabilities in the aggregate and no long-term liabilities. As of September30, 2007, our working capital deficit was $(2,240,779) as compared to $(1,536,601) at December 31, 2006. We expect to incur substantial operating losses as we continue our commercialization efforts. We had no debt at September 30, 2007.

FINANCING TRANSACTIONS

We have financed our operations since inception primarily through equity financings from shareholders and other related parties. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock. No assurances can be given that such financing will be available in sufficient amounts or at all.

Currently, the Company’s loss from operations is approximately $116,079 per month on about $120,608 monthly expenses and about $11,040 monthly revenues. Of the approximate $120,608 monthly burn rate, 99% is comprised of selling, general & administrative costs. In addition to the monthly expenses discussed above, the Company expects additional expenses for new sales and marketing personnel.

MANAGEMENT’S PLANS TO OVERCOME OPERATING AND LIQUIDITY DIFFICULTIES

We expect that operating and production expenses will increase significantly as we continue to ramp up our marketing, .We need to raise additional capital to meet our working capital needs, and for capital expenditures. Such capital is expected to come from the sale equity securities through private placement offerings. We believe that if we raise approximately $2 million dollars in equity financings, we would have sufficient funds to meet our needs for working capital, and for capital expenditures over the next twelve months. No assurance can be given that we will be successful in completing any financings at the minimum level necessary to fund our or working capital requirements. If we are unsuccessful in completing these financings, we will not be able to meet our working capital, or capital equipment needs or execute our business plan. In such case we will assess all available alternatives including a sale of our assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

GOING CONCERN MATTERS

Our accompanying financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several periods. As of September 30, 2007, we had an accumulated deficit of approximately $8.5 million. We have financed our operations since inception primarily through equity financings from our officers, directors and stockholders. No assurances can be given that the additional capital necessary to meet our working capital needs or to sustain or expand our operations will be available in sufficient amounts or at all from our future equity financings. Continuing our operations in 2007 and 2008 is dependent upon obtaining such further financing. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CONTINUING OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

Sales & Marketing

Over the next twelve months, management's strategy is to continue with its sales and marketing strategy of focusing efforts on establishing a “footprint” nationally. Our primary marketing efforts will continue to include advertising and marketing efforts, hiring and training sales staff, customer support personnel, public relations, and adding subscribers.

 Research & Development

Over the next twelve months, our ongoing research and development will focus on modifications and enhancements to meet the changing needs of our users, as well as addressing regulatory issues encountered by the industry. This proactive approach towards customer satisfaction will include making certain that www.peereviewboard.com continues to foster:

Plant & Equipment

As of September 30, 2007, we incurred no expenses for Plant or Equipment items. We expect no significant equipment purchases over the next 12 months.

Staffing

We operate with a core group of individuals with an extensive understanding of our growth strategy in the medical expert industry. Based on how successful we are in raising further capital, we intend to hire a significant number of additional sales and marketing associates within the next twelve months to reach the legal and insurance industry to subscribe to our service

Operating Cash Requirements

Based on current cash flow projections, Peer Review estimates that it does not have sufficient cash reserves and revenues to continue operations through the end of fiscal 2007. Peer review recognizes that it maintains a net shareholder’s deficit as of September 30, 2007 of approximately $8.5 million and we must seek additional funding of equity financing.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

REVENUES

We recognize income and expenses on the accrual method of accounting. Revenue is recognized as services are rendered, the price to the subscriber is fixed and determinable, and collectability is reasonably assured.

The company has only recognized revenues on an accrual accounting basis to date from IRI, that is paid a consulting fee to arrange for a medical expert to review insurance denied cases for the state of Texas. Peer Review anticipates that if it is successful with implementing its business plan, it will be able to receive subscription fees to its medical expert platform, in addition to consulting fees to arrange for a medical expert to review cases for attorneys and the claims divisions of insurance carriers.

ACQUISITIONS

On February 11, 2005, Peer Review acquired all of the outstanding common shares of IRI, Texas Corporation engaged in providing medical case reviews to the Texas Insurance Commission. The IRI shares were acquired in exchange for 75,000 of the Company's common shares with no readily available market price. The purchase value of IRI was recorded at the net deficit of IRI on the date of purchase of $(144,191), with allocations based on fair value, of $16,414 to cash and other current assets, $32,197 to accounts payable, $72,250 to notes payable, and $56,158 to related party payables. The terms of the agreement were later changed after the termination of a few of the original employees of IRI. In 2006, pursuant to a court ruling over a control dispute, the Company was relieved of debt obligations to two former officers in the amount of $114,958, which the Company recorded as paid in capital. The asset of most value was the State of Texas license as an independent review company. IRI was the second company licensed in Texas and has maintained a long history of service. Since Texas is an expansion area, it made good business sense to acquire this brand.

In 2006, the Company acquired $136,468 in marketable securities from a related party in exchange for a recorded payable to the related party in the same amount. This transaction was a loan to increase operating capital, recorded as cash with the offsetting entry to payables.

USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS

Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

INCOME TAXES

As part of the process of preparing our financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our valuation allowance that could materially impact our financial condition and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of our financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” We have used available information to derive our estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts we could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

ESTIMATING THE FAIR MARKET VALUE OF OUR COMMON STOCK

The fair market value of our common stock is a significant estimate used in determining the value of our various equity related instruments (options, warrants, conversion features, etc.). In determining the fair market value of our stock we consider such things as the most recent equity transaction, changes in the Company’s financial position, progressions in product development and the effects of dilutive debt conversions.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Description of Property.

Real Property

At the present time, we do not own any real estate. Currently we rent approximately 8,000 sq. ft. of prime office space in Boca Raton, Florida, from 5th Avenue Real Estate Development, Inc., a corporation controlled by our CEO. The lease expires in 2011, is non-cancelable, and carries no additional renewal option. The required monthly payment is $14,000 plus costs of approximately $5,158 per month. Rent expense incurred under the lease in 2005, 2006 and for the nine months ending September 30, 2007 was approximately $230,000, $238,000, and $182,000. Subsequent to December 31, 2006 future minimum payments under the lease are approximately $1,170,000 including $238,296 per year from 2007 through 2010, and $218,438 in 2011.

We believe that the annual rental cost of $168,000 is comparable for similar space in the area, and has been arrived at in an arms-length process of comparing cost per square foot of comparable office space in the geographical area. As such the board of directors has found renting office space from an entity owned by our CEO, not to be a conflict of interest.

The Company also leases space for IRI's offsite storage at Stor-A-Way, 550 S H35 Round Rock, TX 78681. IRI pays $69.00/month, on a month to month lease.

Intellectual Property.

We have no patents pending but maintain strong Intellectual Property controls. All employees are subject to a Non-Disclosure and Intellectual Property and Ownership Agreement.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth each person we know to be the beneficial owner of five percent or more of our common stock, all directors and officers individually and as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Each share of the Series II Convertible Preferred stock has one vote in all shareholder matters, as do the common shares.

Name and Address Of Beneficial Owners (4)	Amount and Nature of Beneficial Ownership		Percentage of Ownership (1)		Percentage of Ownership Assuming Fully Diluted (2)
	Common Shares	Series II Preferred	Common Shares	Series II Preferred	Common Shares	Percent
More than 5% beneficial ownership
Advisory Board Members as a group	410,050	- 0 -	5.1%	- 0 -	410,050	4.5%
Executive Officers and Directors:
Hale Family Trust (3) 1450 S. Dixie Highway, Suite 201 Boca Raton, FL 33431	4,900,000	345,000	61.0%	34.50%	5,245,000	57.8%
David Larry 6842 SW 18 th Court No. Lauderdale, FL 33068	200,000	- 0 -	2.5%	-0-	200,000	2.2%
All executive Officers, Directors as a group (2 persons)	5,100,000	345,000	63.5%	34.50	5,445,000	60.0%
(1) Based on 8,095,615 shares of our common stock issued and outstanding.
(2) Based on 9,250,955 shares of our common stock issued and outstanding after conversion of the 1,000,000 Series II Preferred Stock we have issued and outstanding, plus the exercise of 155,340 non-employee stock options convertible into 155,340 shares of our common stock.
(3) Willis Hale, the Chief Executive Officer of the Company, is the trustee of the Hale Family Trust, dtd 06/01/2007.
(4) Unless otherwise noted, the address for each person or group is c/o PRMA 1450 S. Dixie Hwy, Ste. 300, Boca Raton, FL 33432

AUDIT COMMITTEE

As of September 30, 2007we did not have a separate audit committee. Rather, our Board of Directors performed all the functions that may be delegated to an audit committee. Based on our small size and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective.

COMPENSATION COMMITTEE

As of September 30, 2007we did not have a separate compensation committee. Rather, our Board of Directors performed all the functions that may be delegated to an compensation committee. Based on our small size and limited financial and human resources, we did not believe that creating an compensation committee separate and distinct from our full Board of Directors would have been cost-effective. We expect to form a Compensation Committee sometime in the future, but cannot assure specific any time.. We will seek an outside human resource management firm to oversee and manage this activity.

FAMILY RELATIONSHIPS

There are no family relationships among our directors, officers, advisory board members or significant employees.

ADVISORY BOARD

We established an Advisory Board to advise and make non-binding recommendations to the Board of Directors and the Company’s President and Chief Executive Officer with respect to matters within the areas of the Advisory Board members’ experience and expertise. The members of the Advisory Board are not directors of the Company nor does the Advisory Board perform a management function, or receive monetary compensation. The Company expects the Advisory Board will meet approximately quarterly throughout each year. No meetings of the Advisory Board were held in 2005, 2006 or 2007. The members of the Advisory Board consist of the individuals listed on our website, under founders; see (www.peerreviewboard.com/investor/advisoryboard/index.asp)

 Item 5. Directors and Executive Officers, Promoters and Control Persons.

Set forth below is the name of the director and officer of the Company, all positions and offices with the Company held, the period during which he has served as such, and the business experience during at least the last five years:

Name		Positions and Offices Held

Willis B. Hale	53	Chairman of the Board/CEO/President

David W. Larry	74	Secretary and Director

Willis B. Hale, 53, is the founder of Peer Review, and has been Chairman of the Board, Chief Executive Officer and President from inception (June 2001) to the present. He was the founder (2000) and has served in similar capacities with Merge Media, Inc., presently a non-operating company. From 1993 to 1998 Mr. Hale was a corporate development advisor creating a variety of business plans, medical treatment protocols, state licensing program for mortgage brokerage, online merchant accounts and accounting systems, streaming video and a wide range of related technology activities. From 1998 to 2007, Mr. Hale served as CEO, and was control shareholder, of eBIZNet.com Inc., a publicly listed company that since changed its name to Biomedtex, Inc. From 1973 through 1976 he was a Maintenance Officer, Advanced Avionics systems for the U.S. Navy (at Pensacola, Florida) and from 1971 to 1973 he studied Environmental engineering at the University of Tennessee. He also attended the University of West Florida, studying Business Administration.

David W. Larry, 74,   has been Secretary and a member of the board of directors since 2003. Mr. Larry was CEO of Micro Bytes Computer Centers, Inc. from its inception in 2001 to 2003. Prior to that, he had been engaged as a product design and development consultant since 1985. Mr. Larry is a 1960 graduate of the University of Florida having received an engineering degree. Over the course of his career as an employee of private defense contractors, he was involved in a variety of aerospace electronic design and development programs for NASA and the U.S. Air Force. Additionally, he has designed, developed and manufactured a variety of electronic equipment for the steel-coin operated game, security and emergency medical industries.

POSSIBLE CONFLICTS OF INTEREST

Conflicts of interest and non-arms length transactions may arise in the future. By resolution of the board of directors, Peer Review has adopted a policy that it will not - without the written consent of the Shareholders, enter into a business combination with any entity in which any member of management serves as an officer, director or partner, or in which such person or such person's affiliates or associates hold any ownership interest. No Officer shall receive any compensation for finding or negotiating a future acquisition or other business transaction.

INVESTMENT COMPANY ACT OF 1940

Although Peer Review will be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, management believes that we will not be subject to regulation under the Investment Company Act of 1940 insofar as Peer Review will not be engaged in the business of investing or trading in securities. In the event Peer Review engages in business combinations, which result in our holding passive investment interests in a number of entities Peer Review could be subject to regulation under the Investment Company Act of 1940. In such event, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have not obtained, nor do we contemplate obtaining any formal determination from the Securities and Exchange Commission as to our status under the Investment Company Act of 1940. Any violation of such Act would subject Peer Review to material adverse consequences.

Item 6. Executive Compensation .

(a) Compensation. The following compensation was paid to (or accrued by) our officers in its last fiscal year. We expect to form an Executive Compensation Committee sometime in the foreseeable future, but cannot assure anytime. We will seek an outside human resource management firm to oversee and manage this activity.

The following table sets forth the overall compensation earned during the fiscal year ending December 31, 2007 and to be earned during fiscal year ending December 31, 2008 by each person who served as officers of the Company during such times, and individuals, if any, who would have otherwise been in included in section but for the fact that they were not serving as officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Willis Hale,	2007	175,000	-	-	-	-	-	-	175,000
President CEO and Director	2008	200,000	-	-	-	-	-	-	200,000
									—
David Larry,	2007	26,000	-	-	-	-	-	-	26,000
Secretary	2008	26,000	-	-	-	-	-	-	26,000

(b) Option/SAR Grants in Last Fiscal Year (Individual Grants).
No stock option or stock appreciation rights were granted by Peer Review during 2006 or 2007. By written consent pursuant to Florida Statutes, the shareholders of Peer Review approved the adoption of the “2001 Equity Incentive Plan”, established to comply with IRS requirements for a Qualified Incentive Stock Option Plan. The board of directors may authorize the issuance of shares and or options to acquire shares, as incentives for services contributed or to be contributed for the benefit of Peer Review. This plan covers Directors, Officers, Employees, Consultant and Advisors. Presently there are no other - retirement, pension, profit sharing, medical, insurance or other similar employee benefit plans.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
Individual grants					Potential realizable value at assumed annual rates of stock price appreciation for option term		Alternative to (f) And (g): grant date value
Name (a)	Number of securities underlying option/SARs granted (#) (b)	Percent of total options/SARs granted to employees in fiscal year (c)	Exercise of base price ($/Sh) (d)	Expiration date (e)	5% ($) $ (f)	10% ($) $ (g)	Grant date present value $ (h)
Willis B. Hale, CEO	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David W. Larry, Secretary	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(c) Aggregated Option/SAE Exercises in Last Fiscal Year And Fiscal Year-End Option/SAR Values.

  None

(d) Long Term Incentive Plans-Awards in Last Fiscal Year.

Peer Review has no long-term incentive plans other than the Incentive Stock Option Plan described above.

(e) Compensation of Directors

None.

Although no payments to Directors have been made, they may be reimbursed for actual expenses incurred for each annual meeting of the Board which they attend.

(f) Employment Contracts

Peer Review has an employment contract with Willis B. Hale, our CEO. A copy is filed as an exhibit to this Registration Statement. Mr. Hale is to receive the sum of $175,000 for the fiscal year ending December 31, 2007, with an increase of $25,000 for the second year or 2008, then a 20% increase over the prior year for years three, four and five. Unpaid sums are accrued on the books of the corporation and are payable as and when we have sufficient working capital to fund our current needs.

 (g) Report on Repricing of Options/SARS.

Peer Review has not re-priced any options or stock appropriation rights in its last fiscal year.

Item 7. Certain Relationships and Related Transactions.

In April and May of 2001, we issued an aggregate of 6,430,000 shares of our Common Stock in exchange for acquiring certain assets and compensating several individuals for their services in formulating and founding Peer Review. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The investors were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, stock was issued from the issuer directly, no compensation was paid to any intermediary or employee of either company

During that period in 2001 we also issued 150,000 shares of our Series I Convertible Preferred, valued at par value, to a consultant for services, issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) the Securities Act of 1933, as amended. This was a private transaction with the issuer. The Series I shares were cancelled in December 2005 with the consent of the holder, in consideration of the l issuance of 25,000 of our Common shares, issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) the Securities Act of 1933, as amended. This was a private transaction with the issuer, there was no general solicitation or advertising in connection with the offer and sale of securities, stock was issued from the issuer directly, no compensation was paid to any intermediary or employee of either company.

Merge Media was a technology service provider, and our CEO Mr. Hale was a non-majority control shareholder of Merge Media. Merge Media performed work and provided technology to Peer Review in 2001 in exchange for 1,000,000 shares of the 6,430,000 originally issued PRMA's restricted common shares. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. This was a private transaction with the issuer, no solicitation or advertising in connection with the offer and sale of securities, no compensation was paid to any intermediary or employee of either company

Prior to Merge Media suspending operations in 2002, its board of directors voted to dividend the 1,000,000 shares of Common Stock of PRMA it held as an asset via a shareholder distribution to Merge Media’s shareholders. However, at the time Merge Media received legal advice that there may not be an available securities exemption from registration with the Securities Act to dividend to its own shareholders the stock of a third-party issuer, PRMA. Subsequently, Merge Media tendered the 1,000,000 shares of Common Stock of PRMA that Merge Media had held back to PRMA, under an agreement with the board of PRMA to exchange the 1,000,000 shares of its Common Stock for a higher class of securities in the event of potential dissolution or series II Preferred Shares; and distribute the Series II Preferred shares of PRMA directly to Merge Media’s shareholders. This share exchange and shareholder dividend issuance was conducted under the exemption afforded by Section 4(2) and Regulation D, Rule 506 exemption of the Securities Act of 1933, no compensation was paid to any intermediary or employee of either company, there was no general solicitation or advertising. PRMA business purpose for issuing shares to Merge Media’s shareholders was to facilitate Merge Media in its shareholder distribution of PRMA capital Stock. The 1,000,000 shares of PRMA Common Stock owned by Merge Media were exchanged into an equal number of shares of the Series II Preferred shares and distributed to the 270 individual shareholders of Merge Media, Inc. in a distribution pursuant to an Amended Form D filed with the Securities and Exchange Commission on December 15, 2004. Each Series II Preferred share may be converted into a Common share, at no additional cost, any time subsequent to the first anniversary of their issue date. . These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) and Regulation D, Rule 506, of the Securities Act of 1933, as amended. All of the merge Media shareholders were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, no compensation was paid to any intermediary or employee of either company, and all securities were issued with a restrictive legend.

In June of 2004 we entered into an acquisition agreement whereby we agreed in exchange for the issuance of 200,000 shares of our common stock, to acquire 100% of the shares of ProVerus Corporation, a Florida corporation that had been established by the seller to continue the development and marketing of several software based technology applications. Pursuant to the mutual consent of the parties the transaction was rescinded. This transaction was terminated by the mutual consent of the parties and the Peer Review shares were returned and cancelled. With regard to this matter there are no legal proceedings, by or against us, either pending or contemplated to our knowledge.

On February 11, 2005, Peer Review acquired all of the outstanding common shares of Independent Review, Inc. (“IRI”), Texas Corporation, in exchange for 75,000 unregistered shares of our Common Stock. IRI is engaged in providing medical case reviews to the Texas Insurance Commission, pursuant to a license from the State of Texas. The IRI shares were acquired in exchange for 75,000 of the Company's common shares with no readily available market price The Exchange of Shares Agreement is filed herewith as an Exhibit. The securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. This was a private transaction with the issuer, there was no general solicitation or advertising in connection with the offer and sale of securities, no compensation was paid, and all securities were issued with a restrictive legend.

We believe that the transactions described above were fair to us and were as favorable to us as those that we might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

The Company rents space under an office lease from a corporation controlled by Mr. Willis Hale, the president, chairman of the Board and trustee of the majority shareholder The Hale Family Trust. The lease expires in 2011, is non-cancelable, and carries no additional renewal option. The required monthly payment is $14,000 plus costs of approximately $5,158 per month. Rent expense incurred under the lease in 2005, 2006 and for the nine months ended September 30, 2007 was approximately $230,000, $238,000, and $182,000. Subsequent to December 31, 2006 future minimum payments under the lease are approximately $1,170,000 including $238,296 per year from 2007 through 2010, and $218,438 in 2011. The rental rate was determined by the Board to be competitive to office rental rates in the area. No written shareholder consent was obtained. The Board considers this rental agreement to not be a conflict of interest for the Company, and comparative to an arms-length transaction.

ITEM 8. Description of Securities.

Common Stock.   The Company as of September 30, 2007 had 45,000,000 shares of authorized common stock, $.001 par value, with 8,095,615 shares issued and outstanding.

. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon a liquidation, dissolution or winding up of the corporation, the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding Shares will be in a position to control the election of directors, at a general shareholder meeting, and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

Rule 144: Common stock holders may be restricted on their ability to transfer or resell under Rule 144, promulgated under the Act, for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for the securities; and may indefinitely not be able to transfer or resell the Shares if the holder remains an "affiliate" of the Company (as defined by Rule 501 of the Act) or if "current public information" about the Company as defined in Rule 144 is not publicly available.

Lock-up: Purchasers of the Company’s Common Stock have agreed by a contractual agreement with the Company, to be further restricted from any transfer or re-sell of their securities for 18-months after the Common Stock has been quoted on a public stock exchange. The Common Stock issued to investors bear as a legend on the certificate such 18-month contractual agreement. Such Contractual Holding Period may be further increased or decreased by upon shareholder approval.

Preferred Stock.

Although we are not registering our preferred stock, we are authorized pursuant to our Articles of Incorporation to issue up to 5,000,000 shares of Preferred Stock with 1,000,000 shares have been designated as Series I convertible preferred stock ("Series I"). The Series I has a par value $.001, is convertible into three shares of the Company's common stock with no further consideration, issued upon terms and conditions as may be designated by the Board of Directors at or prior to issuance. No Series I shares were outstanding as of September 30, 2007. A further 1,000,000 shares have been designated as Series II convertible preferred stock ("Series II"). The Series II has a par value $.001, and is convertible into one share of the Company's common stock one year after the first public market trading date of PRMA's common stock with no further consideration. 1,000,000 Series II shares were outstanding as of September 30, 2007. In addition, the Company has designated 1,000,000 shares as Series III convertible preferred stock ("Series III"). The Series III has a par value of $.001, and is convertible into one share of the Company's common stock at any time with no further consideration, and automatically converts to common stock on the third anniversary of the issue date. No Series III shares were outstanding as of December 31, 2005 and 2006, and September 30, 2007. The balance of 2,000,000 shares remains as “no par value undesignated Preferred Stock”.

All shares of the designated and the undesignated Preferred Stock are issuable on such other terms and conditions as the board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may or may not be: issued in series, convertible into shares of Common Stock, redeemable by the corporation and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of convertible preferred stock be exchanged for shares of Common Stock, the resulting increase in the number of issued and outstanding Shares may or may not have a depressive effect on the market value of the Common Stock. Unless specifically issued without such rights, the holders of Preferred Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Voting Rights . Each share of authorized Capital Stock (common stock and preferred stock) is entitled to one vote. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors, at a general shareholder meeting, and may elect all of the directors standing for election.

Purchase Options (as part of the Units, in a private placement memorandum pursuant to Section 4(2) and 4(6), and Rule 506 of Regulation D of the Act.)

Each Non-Employee Common Stock Purchase Options (“Purchase Options”) will entitle the holder to purchase one share of our Common Stock at the price of the initial public offering price, exercisable within 90 days of an effective registration statement at the initial public offering price. Commencing after such period, we may redeem the Purchase Options at $0.05 per Purchase Option, upon mailing a notice of redemption. The exercise price of the Purchase Option and the number of shares of Common Stock that may be issued upon the exercise of the Purchase Option will be adjusted by the sole discretion of the Board upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger other than a consolidation or merger in which we are the surviving corporation, or sale of all or substantially all of our assets, in order to enable the Purchase Option holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Purchase Option. The holder of any Purchase Option may exercise the Purchase Option by surrendering notifying us within the first 90 days after our Common Stock has become publicly trading, with the subscription form properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Purchase Option. The exercise price of the Purchase Option bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered in this offering.

We may make such modifications to the Purchase Option as we consider necessary and desirable that do not adversely affect the interests of the Purchase Option holders. We may, in our sole discretion, lower or higher the exercise price of the Purchase Option after a period of no less than 30 days prior written notice to the Purchase Option holders.

Holders of the Purchase Options have no voting rights until such time as the Purchase Options are exercised and our underlying Common Stock is issued to the holder. Upon the issuance of our Common Stock to the holders of the Purchase Options, the holders shall have the same rights as any other shareholder owning our Common Stock. The Company had no Purchase Options outstanding options in 2004 or 2005.

PART II.

Item 1. Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters.

As of the date of this filing, there are 714 shareholders of record of the common stock. All presently issued and outstanding shares were issued pursuant to exemptions from registration afforded by Section 4(2) and or Rule 506, Regulation “D”, of the Securities Act of 1933. There is no public market for the Company's common stock. As of September 30, 2007, 8,095,615shares issued and outstanding are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act. None of the restricted shares may be sold except pursuant to a Registration Statement or an exemption under the Securities Act of 1933, as amended. Thereafter, restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. There is no trading market for Peer Review's common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

In general, under Rule 144, any person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks preceding such sales. Sales under Rule 144 are also subject to the requirements as to the manner of sale, notice and availability of current public information about the Company. In addition, restricted shares, which have been beneficially owned for at least two years and which are held by non-affiliates, may be sold free of any restrictions under Rule 144.

Dividend Policy

Peer Review has not paid any cash dividends to date, and has no plans to do so in the future. We have not declared or paid any cash dividends on our common stock.  We presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not have plans to pay cash dividends in the near future.

Future public sales of shares of our common stock will only be permissible pursuant to appropriate exemptions from registration, or providing that such shares offered for sale are covered by an effective registration statement, or in compliance with Rule 144 under the Act. Sales in the secondary market by the holders thereof may then be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker) without qualification under state securities acts. While presently there are no shares of PRMA that are qualified as “free trading”, we anticipate that at some point in the future there will be free trading shares available, and we would then seek the services of an NASD licensed market-maker to submit the appropriate Form 15c-211 to the National Association of Securities Dealers, Inc. for the purpose of obtaining trading privileges for our shares. We cannot provide any assurance that our common stock will ever be quoted in the electronic "pink sheets", the NASDAQ OTC Bulletin Board, on NASDAQ or another exchange.

Item 2. Legal Proceedings.

We entered into a Consent Order with the State of Georgia, which acting on a complaint by a shareholder, asserted that Merge Media/Ebiznet, Inc. [a non-operating affiliate of Peer Review] and Peer Review of offering and selling securities in Georgia in violation of the securities laws of that State. One accredited investor purchased shares of Merge Media in 2000. The shareholder did not purchase shares of Peer Review, but received shares as part of the distribution of Merge Media’s shares to its shareholders. Due to our failure to timely respond to the State of Georgia, the Georgia Secretary of State obtained a default judgment. In order to settle the matter without incurring further costs and expenses, we negotiated a Consent Agreement and Order with the Georgia Secretary of State, and without our admitting or denying the allegations, we have offered a full rescission to the shareholder of her original $15,000 investment, which she accepted and payment in full was made to her and we made full payment of the fine imposed to cover the State of Georgia’s costs, the State of Georgia agreed that the Judgment against Peer Review will be vacated. The Consent Order is filed herewith as Exhibit 10.

 In October 2005 the Company commenced legal action in the District Court of the 62nd Judicial District, Hopkins County, Texas against a former officer of the Company's subsidiary Independent Review, Inc., alleging, among other things, that the former officer had breached his fiduciary duties to the Company and was attempting to operate IRI without proper authority. A control dispute ensued between the parties, until in September 2006 the District Court of the 345th Judicial District, Travis County, Texas, where the case had been moved, ruled that PRMA owned 100% of IRI. A law firm which represented the Company temporarily during the proceedings, has asserted that the Company owes the firm approximately $31,500 in legal fees, which the Company disputes as unearned.

There are no other known legal proceedings, by or against us, either pending or contemplated to our knowledge.

Item 3: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Peer Review has not changed accountants since its formation and there are no disagreements with the findings of its accountants.

Item 4. Recent Sales of Unregistered Securities.

In connection with the organization of Peer Review, during the period from April 2001 (inception) through September 30, 2007, we issued a total of 8,095,615unregistered shares of common stock, to a total of 714 holders of record, including our founder, our corporate Secretary as well as to a former consultant. In issuing all of said shares we relied upon Section 4(2) and 4(6), in connection with Regulation D, Rule 506 of the Act, as an exemption from registration of shares issued in non-public transactions. In 2004, pursuant to 4(2) and 4(6) and Regulation D, Rule 506, of the Securities Act we sold 278,451shares to accredited investors. In 2005, pursuant to Regulation D, Rule 506, of the Securities Act we sold 368,944 shares to accredited investors. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, sales were conducted by Company officers and employees without compensation paid, and all securities were issued with a restrictive legend.

In 2006, pursuant to Section 4(2) and 4(6) , Regulation D, Rule 506, of the Securities Act we sold 259,740 Common Stock shares to 134 accredited investors, at $4.95 share, or total consideration of $1,295,236 cash. From January 1 st, 2007 till September 30, 2007, pursuant to Section 4(2) and 4(6) Regulations D, Rule 506, of the Securities Act we sold 59,575 shares to accredited investors or total consideration of $277,290. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, sales were conducted by Company officers and employees without compensation paid and all securities were issued with a restrictive legend.

Additionally during 2005, 25,000 restricted Common shares were issued as consideration for the cancellation of all of the outstanding shares of our Series I Convertible Preferred.

During 2006 the Company issued and sold 113,290 Purchase Options at $0.05 each to 134 accredited investors for a total consideration of $5,830 in cash, allowing the holder to purchase one share of common stock per option, registered upon filing of a registration statement under the Act, exercisable within 90 days of an effective registration statement at the initial public offering price. No Purchase Options were exercised, expired or were cancelled, leaving a year end 2006 balance of 113,290 Purchase Options outstanding. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, and all securities were issued with a restrictive legend.

During the nine months ending September 30, 2007 the Company issued and sold 42,050 Purchase Options at $0.05 each to 27 accredited investors for a total consideration of $2,102.50,, allowing the holder to purchase one share of common stock per option, exercisable within 90 days of an effective registration statement at the initial public offering price. No options were exercised, expired or were cancelled, leaving a September 30, 2007 balance of 155,340 Purchase Options. All the above described Purchase Options were sold in connection with the issuance and sale of the Company’s Common Stock at $4.95, to accredited investors, in a private placement memorandum pursuant to Section 4(2) and 4(6), and Rule 506 of Regulation D of the Act. he Company intends to issue and sell under these exemptions from registration additional Purchase Options in 2007 and 2008, allowing the holder to purchase one share of common stock per option, exercisable within 90 days of an effective registration statement at the initial public offering price. However, there is no assurance that the Company will issue and sell any additional Purchase Options. Each unit sold of the private placement offerings to accredited investors consisted of one share of Common Stock and one Purchase Option; at a unit price of $5.00, respectively, $4.95 for each Common Stock and $0.05 per Purchase Option consideration paid. No Purchase Options were offered separately from such Private Placement Memorandum offering. A Form D was filed with the SEC. These securities were issued in reliance upon an exemption from registration afforded by the provisions of Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended. All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer and sale of securities, and all securities were issued with a restrictive legend.

Officers and employees offered and sold the Private Placement Memorandum to the Company’s medical expert network, receiving no commission or remuneration. No underwriter or broker-dealer was involved in any of the aforesaid securities issuance transactions. We believe that all of the shares issued by us were done so in transactions that did not involve a public offering, and were made in reliance upon an exemption from registration provided by Rule 506, Regulation D and Section 4(2) and 4(6) of the Securities Act.

ITEM 5. Indemnification of Directors and Officers.

Section 607.0850 of the General Corporation Law of the State of Florida provides that the Articles of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)(relating to liability for unauthorized acquisitions or redemption of, or dividends on, capital stock) of the General Corporation Law of the State of Florida, or (iv) for any transaction from which the director derived an improper personal benefit. Pee Review's Articles of Incorporation contains the following provision: “Article 10. This Corporation may indemnify any Officer or Director, or any former Officer or Director, the full extent permitted by law.”

Insofar as Indemnification for Liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, Officers or Persons controlling Peer Review pursuant to the foregoing provisions, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Peer Review Mediation and Arbitration, Inc.

/s/ Willis Hale
Willis B. Hale

Chief Executive Officer

February 05, 2008